Exhibit 15.3

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5235	TELEPHONE (713) 651-9191

April 19, 2012

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. consents to the references to our firm included in Ecopetrol S.A.’s annual report on Form 20-F for the year ended December 31, 2011 (the “Annual Report”), and to the inclusion of our reports dated January 23 and February 7, 2012 (our “Reports”) as Exhibit 99.1 to the Annual Report, as well as to the incorporation by reference of this consent and our Reports into Ecopetrol’s S.A.’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on or about February 12, 2010.

\s\ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas